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                                                       Draft - February 23, 2000



FOR IMMEDIATE RELEASE              MEDIA CONTACT: Michael Geczi and John Dillard
                                                  Sitrick And Company
                                                  (212) 573-6100
                                                  (310) 788-2850

                                                  William Beaumont
                                                  Vice President, Marketing
                                                  DecisionOne
                                                  (610) 296-6000



            DECISIONONE NAMES GEORGE DE SOLA CHIEF EXECUTIVE OFFICER, ANNOUNCES CREDITOR APPROVAL OF PREPACKAGED REORGANIZATION

         FRAZER, PA, February 14, 2000 - DecisionOne Holdings Corp. (OTCBB:
DOCI) today announced the appointment of George De Sola as its new Chief Executive Officer, effective February 9, 2000. Prior to his appointment, Mr. De Sola was Group Executive at Inacom Corporation, and previously held senior level positions at MCI Communications, and AT&T, among others.

         The company also announced that, with the unanimous support of the relevant creditor groups, it today submitted its prepackaged plan of reorganization for confirmation by filing a Chapter 11 petition in the U.S. Bankruptcy Court in Wilmington, Del. The company said that, of the creditors who voted in its pre-petition solicitation of consents, 100% of eligible voters approved the plan of reorganization. Eligible voters were the company's bank lenders as well as holders of its 14% Senior Notes due 2006.
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         "The submission of our prepackaged plan is a watershed event for the company, marking the final phase of DecisionOne's restructuring process," said Mr. De Sola. "Indeed, the results of our solicitation demonstrate the depth of support for our restructuring among the parties who will ultimately constitute our new owners."

         Mr. De Sola recently served for five years at Inacom Corporation, where he was responsible for that company's computer services business and telecommunications subsidiary. De Sola led seven business units, which generated $1 billion in revenue and employed 8,000 technical professionals. During this time, he successfully integrated the service businesses of Vanstar and Inacom. Prior to that, he served as Corporate Vice President for Marketing and Customer Service for MCI Communications Corp., where he developed strategy for and led the customer service division for the $4 billion commercial business unit and achieved record levels of customer satisfaction. He has also held several positions for AT&T, including Director of Sales Strategy and Support and Sales Vice President, where he achieved significant revenue growth for the business.

         "I am very optimistic about DecisionOne's prospects," Mr. De Sola said. "As the company's restructuring comes to an end, DecisionOne is ideally positioned to aggressively compete as a premier technology services company. We have a first class customer base, a focused strategy and an excellent staff of service professionals. Going forward, we will be able to build upon the substantial operational improvements achieved during the restructuring. We will have a significantly improved balance sheet, a healthy cash position and improved expense structure."

ABOUT DECISIONONE'S PREPACKAGED RESTRUCTURING AGREEMENT

         Under the terms of the prepackaged restructuring agreement, DecisionOne's bank lending group would exchange approximately $542 million in existing indebtedness for approximately 94.6% of the reorganized company's equity and $250 million in new senior secured bank debt.

         The holders of the company's 9-3/4% Senior Subordinated Notes due 2007 would exchange their Notes for approximately 5% of the reorganized company's equity and warrants to purchase
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                                                       Draft - February 23, 2000



up to an additional 10.8% of the reorganized company's equity at various exercise prices. The holders of the 11-1/2% Senior Discount Debentures due 2008 issued by DecisionOne Holdings Corp., and DecisionOne Holdings' other unsecured creditors would receive a total of approximately 0.4% of the reorganized company's equity. The holders of the common stock of DecisionOne Holdings Corp. would not receive any distribution under the terms of the agreement, and such stock would be cancelled.

         The agreement further provides that the holders of the company's 14% Senior Notes due 2006 would exchange their Notes for warrants to purchase up to 6.2% of the reorganized company's equity at various exercise prices.

ABOUT DECISIONONE

         Employing more than 5,000 people, DecisionOne is the largest independent provider of multivendor computer maintenance and technology support services in North America. Headquartered near Philadelphia, PA, the Company provides services for a broad range of computing environments, from the data center to the desktop, through one of the industry's largest service infrastructures. DecisionOne has an impressive roster of customers, representing more than 50 percent of Fortune 1000 companies. For more information regarding DecisionOne, refer to the DecisionOne web site at http://www.decisionone.com.

         This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

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